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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration Number 333-62956

PROSPECTUS SUPPLEMENT to
PROSPECTUS dated June 21, 2001
453,636 shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A common stock

This prospectus supplement relates to the prospectus dated June 21, 2001 regarding the sale of up to 453,636 shares of Class A common stock of Adelphia. This prospectus supplement is being provided to describe gifts or transactions not for value made by David Ochoa and Benjamin Ochoa, selling stockholders named in the prospectus, of 66,226 shares of Class A common stock held by them to certain parties. These gifts and transactions were made:

     . after the registration statement to which the prospectus is a part was made effective and

     . to the following individuals, organizations or entities in the amounts set forth opposite each individual's organization's or entity's name:

     .  Holder                                               Number of Shares of
        ------                                              Class A Common Stock
                                                            --------------------

        Kaaren F. Ochoa Charitable Remainder Trust                 7,692
        Kaaren F. Ochoa Revocable Trust                           18,706
        David Ochoa and Mykra Gonzales, Trustees of               11,947
          the Ochoa Living Trust dated November 10, 2001
        Audrey Cohen College                                         250
        Hofstra University                                         1,250
        Congregational Church of Patchogue                         1,250
        Dowling College                                            2,500
        Suffolk County Council for the Boy Scouts of                 900
          America
        David Ochoa, Trustee of the Ochoa Charitable              19,231
          Remainder Trust
        White Avenue Baptist Church                                2,500
                                                                  ======
                    Total                                         66,226

Each of the above recipients are deemed to be selling stockholders under the prospectus, each of which would hold no shares of Class A common stock after selling the shares referenced above.

As of the date of the prospectus supplement, and after giving effect to the transactions and gift described above, David Ochoa and Benjamin Ochoa would not be the beneficial owners of any shares of Class A common stock other than set forth above.

This supplement should be retained with your prospectus.

            The date of this Prospectus Supplement is July 20, 2001.